Filed Pursuant to Rule 424(b)(7)

Registration No. 333-218209

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	10,571,003	$83.20(1)	$879,507,449.60(1)	$101,934.92(1)

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (based on the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on May 22, 2017), solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2017)

10,571,003 Shares

COMMON STOCK

The selling stockholders listed in this prospectus supplement are offering 10,571,003 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $300 million at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference herein to read about factors you should consider before buying our common stock.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “Q.” On May 23, 2017, the last reported sale price of our common stock on the NYSE was $83.80 per share.

The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price of $84.01 per share, which will result in $888,069,962 of proceeds to the selling shareholders before expenses. The underwriter may offer the shares of common stock in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock against payment in New York, New York on or about May 31, 2017.

Morgan Stanley

Prospectus Supplement dated May 24, 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated May 24, 2017. The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by referenced filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. Before purchasing any of our common stock, you should carefully read both this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we file with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any applicable free writing prospectus we file with the SEC. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any of the documents incorporated by reference herein is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “QuintilesIMS,” “we,” “us,” “our,” or similar references mean Quintiles IMS Holdings, Inc. and its subsidiaries on a consolidated basis.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to the “Shareholders Agreement” refers to the agreement dated May 3, 2016, by and between us, Dr. Dennis B. Gillings, CBE and certain of his affiliates (the “DG Stockholders”), certain affiliates of Bain Capital Investors, LLC (the “Bain Stockholders”), certain funds affiliated with TPG Global, LLC (the “TPG Stockholders”), CPP Investment Board Private Holdings Inc. (the “CPP Stockholder”) and Leonard Green & Partners, L.P. (the “LGP Stockholders”), which agreement addresses, among other things, certain board designation rights, registration rights and transfer restrictions.

We own or have rights to trademarks and service marks that we use in connection with the operation of our business, including QuintilesIMS, Quintiles, the Quintiles logo, IMS Health, IMS, the IMS logo, IMS One, MIDAS, One Key, Xponent, DDD, MD360 Provider Performance Management and E360. All other trademarks or service marks appearing in this prospectus supplement or in the documents incorporated by reference herein that are not identified as marks owned by us are the property of their respective owners.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement or in the documents incorporated by reference herein are listed without the ®, (sm) and (TM) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trademarks or service marks to imply an endorsement or sponsorship of us by such other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements that reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained or incorporated by reference herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference in this prospectus supplement, and in the “Risk Factors” section herein. We assume no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

MARKET AND OTHER INDUSTRY DATA

This prospectus supplement and the documents incorporated by reference herein include market data and forecasts with respect to the healthcare industry. In some cases, we rely on and refer to market data and certain industry forecasts that were obtained from third party surveys, market research, consultant surveys, publicly available information and industry publications and surveys that we believe to be reliable. However, we have not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. We believe that data regarding the industry, market size and its market position and market share within such industry provide general guidance but are inherently imprecise. Other industry and market data included in this prospectus supplement or in the documents incorporated by reference herein are from QuintilesIMS analyses and have been identified accordingly, including, for example, QuintilesIMS Market Prognosis, which is a subscription-based service that provides five-year pharmaceutical market forecasts at the national, regional and global levels. We are a leading global information provider for the healthcare industry and we maintain databases, produce market analyses and deliver information to clients in the ordinary course of our business. Our information is widely referenced in the industry and used by governments, payers, academia, the life sciences industry, the financial community and others. Most of this information is available on a subscription basis. Other reports and information are available publicly through our QuintilesIMS Institute for Healthcare Informatics (the “QuintilesIMS Institute”). All such information is based upon our own market research, internal databases and published reports and has not been verified by any independent sources. Our estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and our 2016 Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. These and other factors could cause actual results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. Before investing in our common stock, you should carefully read the entire prospectus supplement, the accompanying prospectus, any applicable free writing prospectus we file with the SEC and the information incorporated herein by reference, including the financial data and related notes and the sections entitled “Risk Factors.”

QuintilesIMS

We are a leading worldwide integrated information and technology-enabled healthcare service provider, dedicated to helping our clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational Holdings Inc. (“Quintiles”) and IMS Health Holdings, Inc. (“IMS Health”), our over 50,000 employees conduct operations in more than 100 countries. Our broad range of healthcare information, technology and service solutions span the entire product lifecycle, from clinical to commercial operations, bringing clients an opportunity to realize the full potential of innovations and advanced healthcare outcomes.

Following the merger, we have one of the largest and most comprehensive collections of healthcare information in the world, which includes over 530 million comprehensive, longitudinal, anonymous patient records spanning sales, prescription and promotional data, medical claims, electronic medical records and social media. Our scaled and growing data set contains over 20 petabytes of proprietary data sourced from over 100,000 data suppliers and covering over 800,000 data feeds globally. Based on this data, we deliver information and insights on over 85% of the world’s pharmaceuticals, as measured by sales. We standardize, organize, structure and integrate this data by applying our sophisticated analytics and leveraging our global technology infrastructure. This helps our clients run their organizations more efficiently and make better decisions to improve their clinical, commercial and financial performance. The breadth of the intelligent, actionable information we provide is not comprehensively available from any other source and our scope of information would be difficult and costly for another party to replicate.

Our principal executive offices are located at 4820 Emperor Blvd., Durham, North Carolina 27703 and 83 Wooster Heights Road, Danbury, Connecticut 06810. Our telephone numbers at those addresses are (919) 998-2000 and (203) 448-4600, respectively. Our common stock is currently traded on the NYSE under the stock symbol “Q.”

Share Repurchase

On May 24, 2017, our share repurchase authorization under our existing share repurchase program was increased by $1.0 billion for repurchases of our outstanding common stock. The share repurchase program does not obligate us to acquire any particular amount of common stock, has no end date, and may be modified, suspended or discontinued at any time.

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $300 million at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. We refer to this repurchase as the “share repurchase.” We intend to fund the share repurchase with cash on hand and borrowings from our revolving credit facility. Following the completion of the share repurchase, we will have approximately $850 million of remaining availability under our repurchase program.

The description and the other information in this prospectus supplement regarding the share repurchase is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

The Offering

Common stock being offered by the selling stockholders	10,571,003 shares

Common stock to be outstanding after this offering and the share repurchase	215,820,842 shares

Use of proceeds	We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

Share repurchase	Subject to completion of this offering, we have agreed to repurchase shares of our common stock from the underwriter having an aggregate value of approximately $300 million at a price per share equal to the price paid by the underwriter to the selling stockholders in this offering. The share repurchase was approved by the disinterested members of the Audit Committee of our Board. We intend to fund the share repurchase with cash on hand and borrowings from our revolving credit facility. See “—Share Repurchase” above.

Risk factors	You should read the “Risk Factors” section in this prospectus supplement and the documents incorporated by reference herein for a discussion of the factors to consider carefully before deciding to purchase any shares of our common stock.

NYSE ticker symbol	“Q.”

The number of shares to be outstanding after this offering and the share repurchase and, unless indicated otherwise, the information in this prospectus supplement is based on 219,391,845 shares of common stock outstanding as of May 19, 2017, which excludes 8,922,541 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $46.99 per share as of May 19, 2017, of which 5,309,160 were then exercisable, 1,517,796 shares of common stock issuable upon vesting of certain restricted stock units, 411,958 shares of common stock issuable upon vesting of certain performance units (assuming performance targets are met at 100% of target), and up to 12,890,446 shares of common stock reserved for future issuance under our equity compensation plans.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below together with the other information included in this prospectus supplement, the accompanying prospectus and incorporated by reference herein, before deciding to purchase our common stock. In addition, you should carefully consider, among other things, the section entitled “Risk Factors” beginning on page 17 of our 2016 Form 10-K and risks described in other documents that we subsequently file with the SEC that are incorporated by reference into this prospectus supplement. The risks described below and incorporated herein by reference are those which we believe are the material risks that we face. The occurrence of any of these risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Ownership of Our Common Stock and This Offering

There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.

As of May 19, 2017, there were 219,391,845 shares of common stock outstanding. Approximately 40.8% of our outstanding common stock is held by parties to the Shareholders Agreement. Following completion of this offering and the share repurchase, approximately 36.6% of our outstanding common stock will be held by parties to the Shareholders Agreement.

Each of our directors, executive officers and certain significant equity holders as of the date of this prospectus supplement have entered into a lock-up agreement with the underwriter that regulates their sales of our common stock for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions (including with respect to any shares to be sold in the share repurchase). Following the offering, such lock-up agreements will cover, in the aggregate, 80,349,330 outstanding shares of our common stock and vested options to purchase an additional 2,081,599 shares of our common stock.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. For example, as restrictions on resale end, the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. The shares sold in this offering are eligible for immediate sale in the public market without restriction by persons other than our affiliates.

Beginning 90 days after this offering, subject to certain exceptions and automatic extensions in certain circumstances, stockholders that are parties to the Shareholders Agreement may require us to effect a public offering of their shares under the federal securities laws so that they can be resold immediately in the public market. Under the Shareholders Agreement, we are required to pay the registration expenses associated with the public offering of such shares, excluding any underwriting discounts, commissions and transfer taxes. Any such sales or the anticipation of such sales may cause the market price of our common stock to decline.

The parties to the Shareholders Agreement continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

Following completion of this offering and the share repurchase, approximately 36.6% of our outstanding common stock will be held by parties to the Shareholders Agreement. The parties to the Shareholders Agreement, other than the DG Stockholders, have agreed to vote for individuals designated to our board of directors as follows:

•	Ari Bousbib (as our Chief Executive Officer);

•	one individual designated by the TPG Stockholders (until the time at which the TPG Stockholders beneficially own, as a group, less than 5% of our outstanding common stock);

•	another individual designated by the TPG Stockholders (until the earlier of (i) the seven year anniversary of completion of the merger and (ii) time at which the TPG Stockholders beneficially own, as a group, 5% or more but less than 12% of our outstanding common stock);

•	one individual designated by each of the Bain Stockholders, the LGP Stockholders and the CPP Stockholder (each until the earlier of (i) the day after our 2018 annual meeting of stockholders or (ii) the time at which such stockholder group beneficially owns less than 2.5% of our outstanding common stock);

•	four individuals who are non-stockholder, independent directors; and

•	until our 2018 annual meeting of stockholders, the vacancy resulting from Thomas H. Pike’s resignation may be filled by remaining Quintiles Nominees (as defined in the Shareholders Agreement).

The Shareholders Agreement provides that we will use our best efforts to cause Dr. Gillings to be elected as the Lead Director through our 2018 annual meeting of stockholders and to be elected as a director so that he may serve as a director until the day after our 2021 annual meeting of stockholders (provided that the DG Shareholders, as a group, continue to beneficially own at least 2.5% of our outstanding common stock), including using its best efforts to support his nomination for the slate of director nominees for a three-year term at our 2017 and 2020 annual meetings of stockholders.

As a result, the parties to the Shareholders Agreement potentially have the ability to influence decisions of our company to enter into any corporate transaction (and the terms thereof), any change in the composition of our board of directors and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in the best interests of our company. Additionally, the parties to the Shareholders Agreement are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the parties to the Shareholders Agreement may also pursue acquisition opportunities that may be complementary to our businesses and, as a result, those acquisition opportunities may not be available to us. So long as the parties to the Shareholders Agreement continue to own a significant amount of our equity, if they exercise their stockholder rights collectively, they will be able to significantly influence our decisions.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 19, 2017 for each selling stockholder.

Except as otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

The number of shares beneficially owned by each stockholder is determined pursuant to Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information does not necessarily indicate beneficial ownership for any other purpose.

The number of shares and percentages of beneficial ownership prior to this offering and the share repurchase set forth below are based on the number of shares of our common stock issued and outstanding immediately prior to the consummation of this offering and the share repurchase. The number of shares and percentages of beneficial ownership after this offering and the share repurchase set forth below are based on the number of shares of our common stock issued and outstanding immediately after the completion of this offering and the share repurchase assuming the selling stockholders sell 10,571,003 shares of common stock offered by this prospectus supplement, and assuming that the share repurchase of 3,571,003 shares is consummated shortly after completion of this offering.

The percentages of shares outstanding provided in the table are based on a total of 219,391,845 shares of our common stock outstanding on May 19, 2017.

For more information regarding our relationships with certain of the persons named below, see “Certain Relationships and Related Person Transactions” in our Proxy Statement for our 2017 Annual Meeting of Stockholders filed with the SEC on February 22, 2017.

Notwithstanding the ownership information regarding our common stock presented below, the Shareholders Agreement governs the exercise of the voting rights of the stockholders party thereto with respect to the election of directors and certain other material events. See “Risk Factors-Provisions of the corporate governance documents of QuintilesIMS could make an acquisition of QuintilesIMS difficult and may prevent attempts by its stockholders to replace or remove its management, even if beneficial to its stockholders” elsewhere herein and “The Company’s Corporate Governance—Board Composition and Director Independence” and “Certain Relationships and Related Person Transactions—Shareholders Agreement” in our proxy statement filed with the SEC on February 22, 2017.

	Shares Beneficially Owned Prior to This Offering		Number of Shares Being Offered	Shares Beneficially Owned After this Offering and the Concurrent Share Repurchase
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
Parties to the existing Shareholders Agreement(1)	89,335,324	40.7%	10,440,920	78,894,404	36.6%
TPG Funds(2)	42,090,544	19.2%	5,154,936	36,935,608	17.1%
Canada Pension Plan Investment Board(3)	19,415,481	8.9%	2,377,055	17,038,426	7.9%
Dr. Dennis B. Gillings, CBE, and affiliates(4)	11,807,163	5.4%	1,060,000	10,747,163	5.0%
Bain Capital and related funds(5)	9,813,934	4.5%	1,087,786	8,726,148	4.0%
Leonard Green & Partners, L.P.(6)	6,214,802	2.8%	761,143	5,453,659	2.5%

	Shares Beneficially Owned Prior to This Offering		Number of Shares Being Offered	Shares Beneficially Owned After this Offering and the Concurrent Share Repurchase
Other Selling Stockholders	Number	Percent		Number	Percent
Combined Jewish Philanthropies of Greater Boston, Inc.(7)(8)	34,760	*	34,760	—	—
Conard-Davis Family Foundation(7)(9)	2,084	*	2,084	—	—
Crimson Lion Foundation(7)(10)	11,082	*	11,082	—	—
Edgerley Family Foundation(7)(11)	22,145	*	22,145	—	—
Fidelity Investments Charitable Gift Fund(7)(12)	39,241	*	39,241	—	—
The IIEGN Family Foundation(7)(13)	4,788	*	4,788	—	—
The Summer Isle Foundation(7)(14)	8,300	*	8,300	—	—
Zide Family Foundation(7)(15)	7,683	*	7,683	—	—

(1)	Includes shares of common stock directly held by the following persons who are parties to the existing Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Dennis and Mireille Gillings Foundation, GF Investment Associates LP, the Bain Capital Entities, CPP Investment Board Private Holdings Inc., Leonard Green & Partners, L.P. and the TPG Funds (each as defined below). The number of shares owned before this offering gives effect to the charitable contributions by certain partners or other employees of the Bain Capital Entities on May 24, 2017 in respect of shares previously held by one or more of the Bain Capital Entities, as described in footnote 7 below. In this offering, the parties to the Shareholders Agreement will sell 10,440,920 shares of common stock in the aggregate.
(2)

Shares shown as beneficially owned prior to this offering by the TPG Funds consist of the following: (a) 15,051,563 shares held by TPG Partners V, L.P., a Delaware limited partnership; (b) 39,375 shares held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 31,750 shares held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 15,063,142 shares held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 59,545 shares held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 621,480 shares held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; (g) 5,179,003 shares held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company; (h) 5,744,110 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership; and (i) 300,576 shares held by TPG Quintiles Holdco III, L.P. (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P., TPG Biotechnology Partners III, L.P., and TPG Quintiles Holdco II, L.P., the “TPG Funds”). In this offering, (i) TPG Partners V, L.P. will sell 1,843,403 shares of common stock, (ii) TPG FOF V-A, L.P. will sell 4,822 shares of common stock, (iii) TPG FOF V-B, L.P. will sell 3,889 shares of common stock, (iv) TPG Partners VI, L.P. will sell 1,844,821 shares of common stock, (v) TPG FOF VI SPV, L.P. will sell 7,293 shares of common stock, (vi) TPG Biotechnology Partners III, L.P. will sell 76,114 shares of common stock, (vii) TPG Iceberg Co-Invest LLC will sell 634,286 shares of common stock, (viii) TPG Quintiles Holdco II, L.P. will sell 703,496 shares of common stock and (ix) TPG Quintiles Holdco III, L.P. will sell 36,812 shares of common stock. The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of

TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. The general partner of TPG Quintiles Holdco II, L.P. is TPG Advisors V, Inc., a Delaware corporation. The general partner of TPG Quintiles Holdco III, L.P. is TPG Biotech Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are the sole stockholders of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	Canada Pension Plan Investment Board, which itself is not a party to the Shareholders Agreement, is not selling any shares directly owned by it in this offering. CPP Investment Board Private Holdings Inc. (“CPPIB-PHI”) a wholly-owned subsidiary of Canada Pension Plan Investment Board, directly owns 17,839,281 shares of common stock and is a party to the Shareholders Agreement. Therefore, Canada Pension Plan Investment Board beneficially owns the shares held by CPPIB-PHI. CPPIB-PHI and Canada Pension Plan Investment Board have shared voting power and shared dispositive power with respect to such 17,839,281 shares of common stock. In addition, Canada Pension Plan Investment Board directly owns 1,569,600 shares of common stock, with respect to which it has sole voting power and sole dispositive power and indirectly owns through its wholly-owned subsidiary, CPPIB MAP Cayman SPC, 6,600 shares of common stock, with respect to which it has shared voting power and shared dispositive power. All shares of Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. In this offering, CPPIB-PHI will sell 2,377,055 shares of common stock. Pierre Abinakle and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Pierre Abinakle and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.
(4)	Consists of 10,862,230 shares held directly by Dr. Gillings and the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: (a) 121,699 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and (b) 83,556 shares held by the Dennis and Mireille Gillings Foundation, of which Dr. Gillings is the president and director. In this offering, (i) Dr. Gillings will sell 860,000 shares of common stock and (ii) GF Investment Associates LP will sell 200,000 shares of common stock. Dr. Gillings disclaims beneficial ownership of all shares held by the Dennis and Mireille Gillings Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares held directly by Dr. Gillings have been pledged as security for a personal loan. The table also includes the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 39,678 shares held directly by Ms. Gross and (b) 700,000 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.
(5)	Bain Capital and related funds beneficially own 9,813,934 shares, consisting of (a) 9,788,149 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, (b) 24,395 shares of common stock held by BCIP TCV, LLC, or BCIP TCV, and (c) 1,390 shares of common stock held by BCIP Associates—G, or BCIP—G. In this offering, (i) Integral Investors will sell 1,084,628 shares of common stock, (ii) BCIP TCV will sell 2,988 shares of common stock and (iii) BCIP—G will sell 170 shares of common stock. The governance, investment strategy and decision-making process with respect to investments held by each of Integral Investors, BCIP TCV and BCIP-G, which we refer to collectively as the Bain Capital Entities is directed by the Global Private Equity Board of Bain Capital Investors, LLC, or BCI. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116. The number of shares owned before this offering gives effect to the charitable contributions by certain partners or other employees of the Bain Capital Entities on May 24, 2017 in respect of shares previously held by one or more of the Bain Capital Entities, as described in footnote 7 below.

(6)	Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 4,745,966 shares (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 1,423,675 shares (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 45,161 shares (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). In this offering, (i) GEI V will sell 581,251 shares of common stock, (ii) GEI Side V will sell 174,361 shares of common stock, and (iii) Iceberg will sell 5,531 shares of common stock. GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff and the other partners of LGP either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff and the other partners of LGP may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(7)	Represents shares received by such entity as a charitable contribution from certain partners and other employees of the Bain Capital Entities on May 24, 2017.
(8)	The address of Combined Jewish Philanthropies of Greater Boston, Inc. is 126 High Street, Boston, MA 02110.
(9)	The address of Conard-Davis Family Foundation is 1202 Lexington Avenue, P.O. Box 106, New York, NY 10028-1425.
(10)	The address of Crimson Lion Foundation is 31 St. James Ave., Suite 740, Boston, MA 02116.
(11)	The address of Edgerley Family Foundation is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, MA 02116.
(12)	The address of Fidelity Investments Charitable Gift Fund is 200 Seaport Boulevard, Z3B, Boston, MA 02110.
(13)	The address of The IIEGN Family Foundation is 5 Polo Field Ln., Dedham, MA 02026.
(14)	The address of The Summer Isle Foundation is P.O. Box 2429, South Hamilton, MA 01982.
(15)	The address of Zide Family Foundation is 77 Havemeyer Lane, #416, Stamford, CT 06902.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to non-United States holders of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock purchased in this offering that is held as a capital asset by a non-United States holder.

Except as modified for estate tax purposes, a “non-United States holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and applicable United States Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-United States holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws (including if you are a financial institution, United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” person subject to the alternative minimum tax, dealer in securities, broker, person who has acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We have not and will not seek any rulings from the Internal Revenue Service, or IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock that are different from those discussed below.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

Distributions on Common Stock

If we make distributions on our common stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero. Any excess will be treated as gain from the sale of stock subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

In the event that we pay dividends on our common stock, the dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on the gross amount of the dividends paid. However, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment of such non-United States holders within the United States) generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-United States holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). A foreign corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-United States holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to complete IRS Form W-8BEN, in the case of a beneficial owner that is an individual, or W-8BEN-E, in the case of a beneficial owner that is an entity, (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

A non-United States holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized by a non-United States holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-United States holder in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment of such non-United States holder in the United States);

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-United States holder held our common stock.

In the case of a non-United States holder described in the first bullet point immediately above, the gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-United States holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-United States holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-United States holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, will be subject to a flat 30% tax even though the individual is not considered a resident of the United States under the Code.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If, however, we are or become a “United States real property holding corporation,” so long as our common stock is regularly traded on an established securities market, only a non-United States holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-United States holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock as a result of our being a United States real property holding corporation. You should consult your own advisor about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Information Reporting and Backup Withholding

A non-United States holder generally may establish an exemption from backup withholding by providing an appropriate Form W-8 (or a suitable substitute form), signed under penalties of perjury, to the withholding agent. In addition to the foregoing, amounts paid on or with respect to our common stock and the amount of tax, if any, withheld from such payments must be reported to such non-United States holder and the IRS.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-United States holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Additional Withholding Requirements—FATCA

Sections 1471–1474 of the Code (known as FATCA) impose certain due diligence and information reporting requirements, particularly with respect to accounts held through foreign financial institutions. A 30% United States federal withholding tax generally will apply to dividends on our common stock, and, effective for payments made after December 31, 2018, a 30% United States withholding tax generally will apply on the gross proceeds from a disposition of our common stock, in each case, paid to (i) a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the United States Treasury Department to collect and provide to the Treasury Department substantial information regarding United States account holders, including certain account holders that are foreign entities with United States owners, with such institution or (ii) a foreign entity that is not a financial institution (including, in some cases, where the entity is acting as an intermediary), unless such entity provides the applicable withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who, directly, indirectly or constructively, owns more than 10% of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from United States federal withholding tax under an exemption described above. In the event that this withholding tax shall be imposed on any dividend paid on, or gross proceeds from the disposition of, our common stock, we have no obligation to pay additional amounts as a consequence thereof. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in common stock.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

UNDERWRITING

The underwriter named below, the selling stockholders and QuintilesIMS have entered into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to certain conditions, the underwriter has agreed to purchase the number of shares of common stock indicated in the following table from the selling stockholders.

Name	Number of Shares
Morgan Stanley & Co. LLC	10,571,003

Total	10,571,003

The underwriter has committed to take and pay for all of the shares of common stock being offered, if any are taken.

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $300 million at a price per share equal to the price paid by the underwriter to the selling stockholders in this offering.

The underwriter is purchasing the shares of common stock from the selling stockholders at $84.01 per share (representing $888,069,962 of aggregate proceeds to the selling stockholders). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as an agent or to whom it may sell as a principal. The offering of the shares of common stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We have agreed that, subject to certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for shares of common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock (regardless of whether any such transactions described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise), or (iii) file any registration statement or prospectus supplement to a registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for our account (other than on Form S-8), in each case without the prior written consent of the underwriter, for a period of 30 days after the date of this prospectus supplement.

Each of our stockholders party to our Shareholders Agreement, each of the selling stockholders and each of our directors and executive officers as of the date of this prospectus supplement have entered into lock-up agreements with the underwriter prior to the commencement of this offering for a period of 45 days after the date of this prospectus supplement. Pursuant to these lock-up agreements, each of these persons or entities, with limited exceptions, may not, without the prior written consent of the underwriter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock, beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by such person or entity or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock (regardless of whether any of these transactions described in clause (i) or (ii) above are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise) or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable for our common stock.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

We estimate that our portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $650,000.

The selling stockholders and the underwriter have agreed to severally indemnify each other against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “Q.”

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates have provided and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriter and its affiliates may act as lenders or agents under our credit facilities and the underwriter or its affiliate acted as an initial purchaser with respect to our February 2017 offering of senior notes. The underwriter or its affiliates are lenders, co-documentation agents and/or joint bookrunners for our credit facilities. From time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the underwriter and our respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, which we refer to as Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (ii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order, and (iii) any other person to whom it may lawfully be communicated pursuant to the Order, all such persons which we refer to together as relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment activity to which this prospectus supplement relates will only be available to, and will only be engaged with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

All applicable provisions of the Financial Services and Markets Act 2000 (as amended) must be complied with in respect to anything done by any person in relation to our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares of common stock are not being offered to the public in Switzerland. Therefore, this document constitutes neither a public offer in Switzerland nor a prospectus supplement in accordance with applicable legislation in Switzerland and may not be issued, distributed or published in Switzerland in a manner which would be deemed to constitute a public offer of the shares of common stock in Switzerland.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any Shares other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). The underwriter has represented and agreed that the Shares which it purchases will be purchased by it as principal and that, in connection with this offering, it will not, directly or indirectly, offer or sell any Shares in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell such Shares or cause such Shares to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters in connection with this offering will be passed upon for the underwriter by White  & Case LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Quintiles IMS Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 and the audited historical financial statements of IMS Health Holdings, Inc. included in Exhibit 99.3 of Quintiles IMS Holdings, Inc.’s Current Report on Form 8-K dated May 24, 2017 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement, which constitutes part of a registration statement we filed with the SEC, does not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement (including this prospectus supplement and the accompanying prospectus), the exhibits to the registration statement and the documents incorporated by reference in this prospectus supplement. Statements contained in this prospectus supplement about the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports and other information with the SEC. You may read and copy the registration statement of which this prospectus supplement is a part, such reports and other information at the SEC’s public reference room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus supplement is a part and the other reports and information that we have filed with the SEC at the SEC’s Internet website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into our registration statement of which this prospectus supplement is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement.

We hereby incorporate by reference the following documents:

(a) our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 16, 2017;

(b) our Definitive Proxy Statement filed on February 22, 2017;

(c) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017;

(d) our Current Reports on Form 8-K filed on February 22, 2017, February 24, 2017 (two of which were filed on such date), February 28, 2017, March 8, 2017, April 6, 2017, and May 24, 2017;

(e) the description of our common stock contained in our Registration Statement on Form 8-A/A, filed on October 3, 2016, pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description; and

(f) future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

However, any portions of the above-referenced documents that are not deemed “filed” with the SEC, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this registration statement.

We will provide to each person, including any beneficial owners, to whom a prospectus supplement is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement, at no cost. Any such request should be directed to: Quintiles IMS Holdings, Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, Attention: General Counsel, (919) 998-2000, officeofthegeneralcounsel@quintilesims.com. These documents are also available on the Investor Relations section of our website, which is located at http://ir.quintilesims.com, or as described under “Where You Can Find Additional Information” above. The information on our website does not constitute part of this document and is not incorporated by reference herein.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PROSPECTUS

QUINTILES IMS HOLDINGS, INC.

Common Stock

We may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering. The selling stockholders to be named in a prospectus supplement may also offer and sell shares of our common stock from time to time in one or more offerings. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold. The specific manner in which shares of our common stock may be offered and sold will be described in a supplement to this prospectus. In the case of an offering by selling stockholders, information about the selling stockholders, including the relationship between the selling stockholders and us, will also be included in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Investing in our common stock involves risks. See “Risk Factors” on page 1 of this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “Q.” On May 23, 2017, the last reported sale price of our common stock on the NYSE was $83.80 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we and/or the selling stockholders to be named in a supplement to this prospectus may, from time to time, sell shares of our common stock in one or more offerings. Each time that we and/or the selling stockholders sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering, including information about the selling stockholders. If there is any inconsistency between the information in this prospectus and an applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectus we file with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus we file with the SEC. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “QuintilesIMS,” “we,” “us,” “our,” or similar references mean Quintiles IMS Holdings, Inc. and its subsidiaries on a consolidated basis.

In this prospectus, unless otherwise stated or the context otherwise requires, references to the “Shareholders Agreement” refers to the agreement dated May 3, 2016, by and between us, Dr. Dennis B. Gillings, CBE and certain of his affiliates (the “DG Stockholders”), certain affiliates of Bain Capital Investors, LLC (the “Bain Stockholders”), certain funds affiliated with TPG Global, LLC (the “TPG Stockholders”), CPP Investment Board Private Holdings Inc. (the “CPP Stockholder”) and Leonard Green & Partners, L.P. (the “LGP Stockholders”), which agreement addresses, among other things, certain board designation rights, registration rights and transfer restrictions.

We own or have rights to trademarks and service marks that we use in connection with the operation of our business, including Quintiles IMS, Quintiles, the Quintiles logo, IMS Health, IMS, the IMS logo, IMS One, MIDAS, One Key, Xponent, DDD, MD360 Provider Performance Management and E 360. All other trademarks or marks that are not identified as owned by us are the property of their respective owners.

Solely for convenience, the trademarks, service marks and trade names referred to in this annual report are listed without the ®, (sm) and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trademarks or service marks to imply an endorsement or sponsorship of us by such other companies.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in “Risk Factors” and elsewhere in our most recently filed Annual Report on Form 10-K and in any subsequent filings, which are incorporated by reference in this prospectus. The prospectus supplement relating to a particular offering of common stock may also discuss certain risks of investing in that offering. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and documents that are incorporated herein and therein contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and can often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding:

•	plans for future growth and other business development activities, including acquisitions;

•	plans for capital expenditures;

•	expectations for market and industry growth;

•	financing sources;

•	share repurchases and dividends;

•	the effects of regulation and competition;

•	foreign currency conversion;

•	the impact of litigation, government inquiries and investigations; and

•	all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to:

•	our ability to successfully integrate the “merger of equals” business combination (the “Merger”) between IMS Health Holdings, Inc. (“IMS Health”) and Quintiles Transnational Holdings Inc. (“Quintiles”) and to achieve the anticipated benefits and the anticipated tax treatment of the Merger;

•	the potential loss or delay of our large contracts or multiple contracts;

•	our data suppliers or providers might restrict our use of data or refuse to provide services;

•	failure to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations, including data protection laws, privacy laws and laws and regulations regarding the protection of personal data;

•	breaches or unauthorized use of our or our vendors’ IT systems or information, or our failure to maintain or effectively update our IT systems, including hardware or software failures or delays in the operation of our IT systems;

•	failure to meet productivity objectives under our internal business transformation initiatives;

•	failure to invest in growth opportunities and inability to successfully identify, acquire and integrate businesses, services and technologies;

•	our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights;

•	consolidation in the industries in which our clients operate and adverse client or therapeutic concentration;

•	risks relating to our international operations and sales to government entities;

•	risks relating to clinical trials, including potential unwillingness or inability of a client to fund the completion of trials; and

•	adverse trends in biopharmaceuticals and health care industries.

For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequently filed Quarterly Reports on Form 10-Q, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Except as required by applicable law, we assume no obligation to update any such forward-looking statement after the date of this prospectus, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, we will use the net proceeds from the sale of our common stock offered by this prospectus for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our common stock by any selling stockholders.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, common shares in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each participating selling stockholder and the number of common shares beneficially owned by such selling stockholder prior to the offering covered by such prospectus supplement, the number of common shares owned by such selling stockholder that are offered for the selling stockholder’s account in the prospectus supplement and the amount and (if more than one percent) the percentage of our common shares to be owned by such selling stockholder after completion of the offering. The applicable prospectus supplement will also disclose whether any of the participating selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or any of the selling stockholders may sell the securities from time to time through one or more underwriters, dealers or agents and/or directly to one or more purchasers. We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

DESCRIPTION OF CAPITAL STOCK

The following are descriptions of our capital stock and material provisions of our Certificate of Incorporation and Bylaws. These descriptions are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws, as well as the Shareholders Agreement, which includes certain other provisions that materially impact the rights of our stockholders, including voting provisions.

Authorized Capital

Our Certificate of Incorporation provides the authority to issue 400,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, all of which are undesignated.

As of May 19, 2017, we had 219,391,845 shares of common stock outstanding. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Common Stock

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action, except with respect to amendments to the Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the votes cast on the matter affirmatively or negatively. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

Dividends

Subject to prior rights and preferences, if any, that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock will be entitled to receive dividends, payable in cash, property or stock, out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

Miscellaneous

Holders of common stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof, without further vote or action by our stockholders. The rights with respect to a class or series of preferred stock may be greater than the rights attached to common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision although we have adopted a resolution approving the Merger pursuant to which shares of our common stock were acquired by, among others, the TPG Stockholders. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board

The Certificate of Incorporation provides that our board of directors is divided into three classes of directors. As a result, approximately one-third of our board of directors is elected each year. The Bylaws provide that at any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. The classified board provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Removal of Directors

The Certificate of Incorporation provides that our stockholders may only remove directors for cause and only by affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock. However, whenever a director has been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the stockholders of that voting group. Upon the request of the party that nominated a director, the parties to the Shareholders Agreement (other than DG Stockholders) have agreed to vote for the removal of such director.

Amendments to Bylaws

The Bylaws may be amended, adopted, altered or repealed by our board of directors or by the affirmative vote of holders of at least seventy-five percent (75%) of the outstanding shares of common stock, voting together as a class, entitled to vote on the matter. During the Specified Period (as defined in the Bylaws), certain provisions of the Bylaws may only be amended by the affirmative vote of at least two-thirds (2/3) of our board of directors.

Size of Board and Vacancies

The Certificate of Incorporation and Bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors at a number of directors not less than five (5) and not more than seventeen (17). Subject to the Shareholders Agreement and the Bylaws, any vacancies created in our board of directors resulting from any increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the directors then in office, even if less than a quorum is present. Any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified or until his earlier resignation or removal. The

Shareholders Agreement provides that a vacancy created by the death, disability, retirement, resignation or removal of a director nominated pursuant to its terms may be filled only by the stockholder group that nominated the director, or, until the 2018 annual meeting, with respect to certain other vacancies, the continuing Quintiles directors or the continuing IMS Health directors (as those terms are defined in the Bylaws), as applicable.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that stockholders may not take action by written consent in lieu of a meeting.

Special Stockholder Meetings

The Certificate of Incorporation provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws provide that, except as provided in the Shareholders Agreement, stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not later than 90 days nor earlier than 120 days prior to the date of our annual meeting in the preceding year, subject to changes if the annual meeting date is advanced more than 30 days before or delayed more than 60 days after the anniversary date of the preceding year’s annual meeting. The Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the board of directors or influence the board’s decision regarding a takeover.

Undesignated Preferred Stock

The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors will be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Corporate Opportunities

The Certificate of Incorporation provides that we renounce any interest or expectancy in the business opportunities of the TPG Stockholders, the Bain Stockholders, the CPP Stockholder and the LGP Stockholders

and their affiliates (other than we and our subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, and each such person will have no fiduciary or other obligation to offer us their opportunities. This provision applies to these stockholders (and associated parties) only for so long as (i) such stockholder is entitled to designate at least one nominee under the Shareholders Agreement and, (ii) a nominee designated by such stockholder under the Shareholders Agreement continues to serve on the board. Stockholders will be deemed to have notice of and have consented to this provision of the Certificate of Incorporation.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The DGCL authorizes corporations to eliminate or limit the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Certificate of Incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers or any of our subsidiaries. The Certificate of Incorporation also provides that we must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to our receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by us. We have entered into indemnification agreements with our non-management directors, which generally provide for indemnification in connection with their service to us or on our behalf. The Certificate of Incorporation also expressly authorizes us to carry insurance to protect our directors and officers against liability asserted against them or incurred by them in any such capacity.

The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investments in our company may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Exclusive Forum

The Bylaws provide that unless we consent in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of our company, including without limitation (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware. This provision may prevent a stockholder from bringing a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with us and our directors, officers or other employees.

The foregoing description of our common stock does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement relating to this prospectus, and are hereby incorporated herein by reference.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “Q.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Bryan Cave LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Quintiles IMS Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 and the audited historical financial statements of IMS Health Holdings, Inc. included in Exhibit 99.3 of Quintiles IMS Holdings, Inc.’s Current Report on Form 8-K dated May 24, 2017 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement (including this prospectus) and the exhibits to the registration statement and the documents incorporated by reference in this prospectus. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith, we file reports and other information with the SEC. You may read and copy the registration statement of which this prospectus is a part, such reports and other information at the SEC’s public reference room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part and the other reports and information that we have filed with the SEC at the SEC’s Internet website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into our registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

(a)    our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 16, 2017;

(b)    our Definitive Proxy Statement filed on February 22, 2017;

(c)    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017;

(d)    our Current Reports on Form 8-K filed on February 22, 2017, February 24, 2017 (two of which were filed on such date), February 28, 2017, March 8, 2017, April 6, 2017, and May 24, 2017; and

(e)    the description of our common stock contained in our Registration Statement on Form 8-A/A, filed on October 3, 2016, pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to: Quintiles IMS Holdings, Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, Attention: General Counsel, (919) 998-2000, officeofthegeneralcounsel@quintilesims.com. These documents are also available on the Investor Relations section of our website, which is located at http://ir.quintilesims.com, or as described under “Where You Can Find Additional Information” above. The information on our website does not constitute part of this document and is not incorporated by reference herein.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

10,571,003 Shares

QUINTILES IMS HOLDINGS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley